Exhibit 10.12

PROMISSORY NOTE

$300,000.00	March 31, 2003

FOR VALUE RECEIVED, the undersigned, Applied Precision Holdings, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of Ronald C. Seubert (the “Lender”), at 1040 12th Avenue NW, Issaquah, WA 98027-8929, the principal sum of Three Hundred Thousand and no/100 Dollars ($300,000.00), or such lesser amount as may be owing hereunder after giving effect to any prepayments hereof, plus any interest pursuant to Section 1.2 of this Promissory Note. All principal and interest due hereunder shall be due and payable in full in cash on September 30, 2004 (the “Maturity Date”).

Section 1. Interest.

1.1 Borrower promises to pay interest on the balance of principal unpaid prior to the Maturity Date (whether by lapse of time, acceleration or otherwise), at the rate of 9% (nine percent) per annum. Borrower promises to pay interest on the balance of principal remaining from time to time unpaid after the Maturity Date (whether by lapse of time, acceleration or otherwise), at two percent (2%) over the rate that would otherwise be in effect (such rate being the “Default Rate”). Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall be payable upon the Maturity Date. Interest owing after maturity shall be due upon demand.

1.2 Interest on this Promissory Note shall begin to accrue on the date hereof, but shall not be due until the Maturity Date unless permitted by the Subordination Agreement referred to in Section 4, in which case interest shall be payable on the first day of each month.

Section 2. Events of Default and Their Effect. Each of the following shall constitute an “Event of Default” under this Promissory Note:

(a) Default in the payment when due of the principal of or interest on this Promissory Note.

(b) An Event of Default exists under and as defined in the SVB Loan Agreement.

Section 3. Effect of Event of Default. If any Event of Default occurs, Lender may declare this Promissory Note and all indebtedness, liabilities and obligations evidenced by this Promissory Note to be due and payable, all without presentment, demand or notice of any kind.

Section 4. Miscellaneous. Borrower hereby waives presentment and notice of dishonor. No delay by Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. It is agreed that this Promissory Note and all the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of Washington. If any part of this Promissory Note is unenforceable, that will not make any other part unenforceable. If this Promissory Note is not dated when executed by Borrower, Lender is hereby authorized without notice to Borrower to date this Promissory Note as of the date when the loan evidenced hereby is made.

The indebtedness evidenced by this Promissory Note is subordinated to the prior payment in full of the Silicon Debt (as defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Subordination dated September 30, 2002 by Lender in favor of Silicon Valley Bank. This Promissory Note is not subordinated to any other obligations of Borrower.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, MODIFY LOAN TERMS, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

APPLIED PRECISION HOLDINGS, LLC

/s/ Bruce Holdren
Name:	Bruce Holdren
Title:	Chief Financial Officer